EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Telescan, Inc.:

      We consent to the incorporation by reference in the Registration Statement filed on Form S-8 of Telescan, Inc. and subsidiaries, and the accompanying Prospectus, of our report dated February 25, 2000, except as to the third and fourth paragraphs of Note 1 which are dated March 17, 2000, relating to the consolidated balance sheets of Telescan, Inc. and subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years in the three-year period ending December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K/A of Telescan, Inc. and subsidiaries.

/s/ HEIN + ASSOCIATES LLP
    Hein + Associates LLP
    Certified Public Accountants
    Houston, Texas
    November 20, 2000